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EXHIBIT 12.1

MIRANT AMERICAS GENERATION, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
FOR THE THREE YEARS ENDED DECEMBER 31, 2000 AND THE
THREE MONTHS ENDED MARCH 31, 2001 AND 2000


                                                           Three months     Three months       Year ended December 31
                                                              ended             ended          -----------------------
(In Millions, except Ratio)                               March 31, 2001    March 31, 2000     2000      1999     1998
                                                          --------------    --------------     ----      ----     ----
EARNINGS, AS DEFINED:
Income (loss) from continuing operations before income
  taxes and minority interest                                  $ 49              $(4)          $264     $ 68       $11
Add:
Fixed charges less interest capitalized                          64               20            102       67         3
Amortization of capitalized interest                              0                0              0        0         0
Distributed income of equity investees                            0                0              0        0         0
Less:
Equity in income of affiliates, and minority interest
  in losses                                                       0                0              0        0         0
                                                               ----              ---           ----     ----       ---
    Total earnings, as defined                                 $113              $16           $366     $135       $14
                                                               ----              ---           ----     ----       ---
FIXED CHARGES, AS DEFINED:
Interest expensed, including amortization of debt
  premiums, discounts and expenses                              $43              $20           $ 99      $67        $3
Interest capitalized                                              4                3              4        2         0
Interest element of rentals                                      21                0              3        0         0
                                                               ----              ---           ----     ----       ---
    Total fixed charges, as defined                             $68              $23           $106      $69        $3
                                                               ----              ---           ----     ----       ---

Ratio of earnings to fixed charges (a)                          1.7              0.7            3.5      2.0       4.7
                                                               ----              ---           ----     ----       ---
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(a) The deficiency in reaching a 1.0 ratio for the three months ended March
    31, 2000 was $7 million.